As filed with the Securities and Exchange Commission on September 19, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

High-Trend International Group

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

60 Paya Lebar Road

#06-17 Paya Lebar Square

Singapore 409051

Telephone: + 1 (646) 749 0591

(Address, Including Zip Code, of Principal Executive Offices)

High-Trend International Group

2022 Share Incentive Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite N204

Newark, Delaware 19711

+1 302-738-6680

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Pang Zhang-Whitaker, Esq.

Carter Ledyard & Milburn LLP

28 Liberty Street, New York, NY 10005

+1 212.238.8844

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by High-Trend International Group (the “Registrant”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in order to register 500,000 Class A ordinary shares, US$0.0025 par value per share (the “Class A Ordinary Shares”), issuable pursuant to the amended and restated 2022 Share Incentive Plan (the “Plan”) of the Registrant.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed or furnished by the Registrant with the SEC are incorporated herein by reference in this Registration Statement:

●	our Annual Report on Form 20-F for the fiscal year ended October 31, 2024, filed with the SEC on February 27, 2025;

●	the Company’s Current Reports on Form 6-K, as filed or furnished with the SEC on March 11, 2025 (excluding Exhibit 99.2), March 13, 2025 (excluding Exhibit 99.1), March 28, 2025, June 9, 2025 (excluding Exhibit 99.1), June 10, 2025, June 11, 2025, June 30, 2025, July 18, 2025, August 4, 2025, August 8, 2025, August 25, 2025, and August 28, 2025 (excluding Exhibit 99.1); and

●	the description of our Class A ordinary shares, US$0.0025 par value each contained in the exhibit 2.1 to the registration statement on Form F-3 (File 333-290080), filed with the SEC on September 5, 2025).

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (prior to filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. The Company’s Third Amended and Restated Memorandum and Articles of Association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own dishonesty, fraud or willful default to the extent permitted under Cayman law. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the Company’s best interests. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant Currently In Effect (incorporated by reference to Exhibit 3.1 to the current report on Form 6-K (File No.001-41573), furnished with the SEC on July 18, 2025).

5.1	Opinion of Maples and Calder (Hong Kong) LLP

10.1	2022 Share Incentive Plan of High-Trend International Group (incorporated by reference to Exhibit 10.8 of Amendment No. 2 to registration statement on Form F-4 (File 333-267558), filed with the SEC on November 4, 2022).

10.2	Amended and Restated 2022 Share Incentive Plan of High-Trend International Group

23.1	Consent of WWC, P.C., an independent registered public accounting firm

23.2	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm

23.3	Consent of Maples and Calder (Hong Kong) LLP (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 19, 2025.

High-Trend International Group

By:	/s/ Shixuan He
Name:	Shixuan He
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Shixuan He as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on September 19, 2025.

Name	Title

/s/ Shixuan He	Chief Executive Officer and Director
Shixuan He	(Principal Executive Officer)

/s/ Zi Xia	Chief Financial Offer and Director
Zi Xia	(Principal Accounting Officer and Principal Financial Officer)

/s/ Christopher Nixon Cox	Director
Christopher Nixon Cox

/s/ Jinyu Chang	Director
Jinyu Chang

/s/ Xuanhua Xi	Director
Xuanhua Xi

/s/ Christopher Renn	Director
Christopher Renn

/s/ Jing Sang	Director
Jing Sang

/s/ Brain Su	Director
Brian Su

SIGNATURE  OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on September 19, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director